September 28, 2006

Alpharma Announces Positive Results From A Phase II Safety, Efficacy And Pharmacokinetic Study Of Its Abuse-Deterrent, Extended-Release Opioid

Fort Lee, NJ   September 28, 2006   Alpharma Inc. (NYSE: ALO), a leading, global specialty pharmaceutical company, today announced positive results from a Phase II multi-dose clinical efficacy and pharmacokinetic trial for its abuse-deterrent, extended-release opioid. The goal of this study was to demonstrate that Alpharma's proprietary abuse-deterrent technology for long-acting opioids does not impact the safety or efficacy of the product. This goal was achieved, paving the way for an abuse-deterrent platform and multiple product opportunities.

Alpharma's proprietary technology combines an extended-release opioid with a sequestered core of the antagonist, naltrexone, in a single dosage form. If the product is taken as directed, it is intended that the naltrexone will remain sequestered and the patient will achieve pain relief similar to KADIAN® (morphine sulfate extended-release) capsules. If the capsule is tampered with by crushing, chewing or dissolving, it is expected that the naltrexone will be released and euphoria will be abated.

This trial showed no clinical or statistical differences between Alpharma's abuse-deterrent extended-release opioid vs. KADIAN® in pain scores of patients with chronic moderate to severe pain. Adequate sequestering of the naltrexone component was achieved. Furthermore, targeted morphine plasma levels for the new abuse-deterrent formulation were demonstrated.

"We are encouraged by these results and assuming a satisfactory Phase III program and FDA approval, we look forward to the prospect of launching the first abuse-deterrent, extended-release opioid analgesic with a sequestered antagonist," said Joseph Stauffer, DO, Vice President, Clinical Research & Medical Affairs, Alpharma Branded Products Division. "In concert with obtaining these results, we have initiated our pivotal Phase III clinical program necessary for FDA approval. We expect to begin patient enrollment in the fourth quarter of this year, and are targeting an NDA filing on this product in the first half of 2008."

In 2004, more people initiated the non-medical use of subscription pain relievers than initiated use of marijuana or cocaine, according to The National Survey on Drug Use and Health.1 Increased illicit use of prescription pain relievers has led to an environment in which opioid-prescribing clinicians fear DEA investigation and therefore patients with chronic pain are often undertreated.2,3

"These data show that Alpharma's abuse-deterrent product relieved chronic moderate to severe pain, and may be a significant advance in the efforts to prevent abuse and diversion of prescription opioids," said Nathaniel Katz, MD, MS Adjunct Assistant Professor of Anesthesia at Tufts University School of Medicine. "This advancement holds significant promise for chronic pain patients, healthcare professionals and others whose lives have been affected by chronic pain or prescription opioid abuse."

Study Design

The Phase II multi-dose, multi-center, double-blind, crossover study evaluated patients with chronic moderate to severe pain due to osteoarthritis of the hip or knee who either required opioid treatment for joint pain or failed on non-opioid analgesics such as non-steroidal anti-inflammatory drugs (NSAIDs) or COX-II inhibitors.

Efficacy of the abuse-deterrent product and KADIAN® was assessed throughout the study with the Brief Pain Inventory (BPI) scale and the Western Ontario and MacMaster Universities (WOMAC) Osteoarthritis Index. Results from the 69 patients that completed this study demonstrated no clinical or statistical difference in mean end of treatment BPI score between the abuse-deterrent product and KADIAN® (2.2 vs. 2.4, respectively). The WOMAC showed similar results between the abuse deterrent product and KADIAN® for the subscales of pain, stiffness and function. As expected, the adverse event profile of the investigational product was similar to KADIAN®.

References

1. The National Survey on Drug Use and Health, 2006. Office of Applied Studies, Substance Abuse and Mental Health Services Administration.

2. Jung B, Reidenberg MM. The risk of action by the Drug Enforcement Administration against physicians prescribing opioids for pain. Pain Med 2006; 7(4):353-357.

3. Passik SD, Kirsh KL. Fear and loathing in the pain clinic. Pain Med 2006; 7(4):363-364.

Alpharma management will hold a conference call to discuss the contents of this release at 8:30 A.M Eastern Daylight Time on Friday, September 29, 2006. A presentation which management will refer to on the call will be available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 7724477

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from September 29, 2006 at 12:00 PM Eastern Daylight Time until October 13, 2006 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 7724477

Alpharma press releases are also available at our Web site: http://www.alpharma.com.

About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties (such as clinical study outcomes and FDA approvals) that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.

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